Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.
Registration Statements (Form S-3 Nos. 333-266444 and 333-268855) of Rani Therapeutics Holdings, Inc., and
2.
Registration Statements (Form S-8 Nos. 333-258415 and 333-264018) pertaining to the Rani Therapeutics Holdings, Inc. 2021 Equity Incentive Plan, the Rani Therapeutics Holdings, Inc. 2021 Employee Stock Purchase Plan and the Rani Therapeutics, LLC 2016 Equity Incentive Plan of Rani Therapeutics Holdings, Inc.;

of our report dated March 22, 2023, with respect to the consolidated financial statements of Rani Therapeutics Holdings, Inc. included in this Annual Report (Form 10-K) of Rani Therapeutics Holdings, Inc. for the year ended December 31, 2022.

/s/ Ernst & Young LLP

San Francisco, California

March 22, 2023